UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934

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☐      Preliminary Proxy Statement

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☐    Definitive Proxy Statement

☐    Definitive Additional Materials

☑    Soliciting Material Pursuant to § 240.14a-12

Leap Wireless International, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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The following questions and answers were made available on Leap’s Investor Relations website on July 31, 2013.

Q:           What was announced by AT&T and Leap on July 12, 2013?

A:            Leap Wireless and AT&T have reached an agreement whereby AT&T will acquire Leap for $15 per share in cash.  In addition, each Leap stockholder will receive a contingent value right (CVR) entitling them to a pro rata share of the net proceeds received from the sale of the 700 Mhz “A Block” spectrum license in Chicago.  More information regarding the CVR is available in the preliminary proxy statement filed by Leap with the SEC on July 30, 2013.  ([hyperlink to proxy statement])

Q:           What is the structure of the merger?

A:            Under the terms of the merger agreement announced on July 12, 2013, AT&T will acquire all of Leap, including its stock and wireless properties, including licenses, network assets, retail stores, approximately 5 million subscribers and debt.  As of June 30, 2013, Leap had approximately $3.6 billion of long-term debt.

AT&T plans to retain the Cricket brand name, provide Cricket customers with access to AT&T’s award-winning 4G LTE mobile network, utilize Cricket’s distribution channels, and expand Cricket’s presence to additional U.S. cities. The result will be increased competition, better device choices, improved customer care and a significantly enhanced mobile Internet experience for consumers seeking low-cost prepaid wireless plans.

 Q:          How does the merger create value for Leap shareholders?

A:            The merger offers Leap stockholders up-front cash consideration of $15.00 per share, which represents an 88% premium to Leap’s closing stock price on July 12, 2013 when the merger was announced, plus one CVR entitling the holder to its pro rata share of the net proceeds received from the sale of the 700 Mhz “A Block” spectrum license in Chicago.  Payment under the CVR is subject to numerous risks and uncertainties.  More information regarding the CVR is available in the preliminary proxy statement filed by Leap with the SEC on July 30, 2013.  ([hyperlink to proxy statement])

 Q:          Is the merger subject to a financing condition?

A:            No, the transaction is not conditioned on the receipt of financing by AT&T.

Q:           Are there restrictions on the operations of Leap’s business pending the closing of the merger?

A:            Leap has agreed to customary restrictions on the operation of its business prior to the closing of the merger (or the earlier termination of the merger agreement).

Q:           Does this agreement have the support of your major stockholders?

A:            Affiliates of MHR Fund Management (MHR), which collectively own approximately 29.9% of the outstanding shares of Leap’s common stock, have agreed to vote in favor of the merger.  The merger requires approval from the majority of the stockholders of Leap’s common stock.

Q:           What federal regulatory clearances are required?

A:            The transaction is subject to review by the Federal Communications Commission (FCC) and the Department of Justice (DOJ).

We expect the proposed transaction will be carefully reviewed by regulatory agencies.  We expect that we will obtain the required governmental approvals, that the required waiting periods will expire and that we will successfully complete the transaction.

Q:           Are there any state regulatory approvals required?  What about regional approvals?

A:            The parties will seek approval of various state public utility commissions.

Q:           When do you expect the merger to close?

A:            We expect the merger to close in six to nine months from the date we signed the merger agreement.  There can be no assurances, however, that the merger will be completed during this time period or at all.

Q:           What are the next steps in completing the merger?

A:            Leap has filed its preliminary proxy statement with the SEC and Leap will look to promptly hold its stockholder meeting to adopt the merger agreement.  More information is available in the preliminary proxy statement filed with the SEC on July 30, 2013, which includes the merger agreement as Annex A.

Q.           When will the special meeting of Leap Wireless stockholders to approve the meeting take place?

A.            We expect to hold the meeting promptly after our proxy statement is cleared by the SEC.

Q:           What is the break-up fee in this transaction?

A:            As detailed in the preliminary proxy statement filed with the SEC on July 30, 2013 ([hyperlink to proxy statement]), a termination fee of $46,300,000 is payable by Leap to AT&T upon termination of the merger agreement under specified circumstances following the receipt of an acquisition proposal (as defined in the merger agreement), including as a result of a change of recommendation relating to a superior proposal (as defined in the merger agreement).  A termination fee of $71,245,000 will be payable by Leap to AT&T if the merger agreement is terminated by AT&T or Leap because stockholder approval was not obtained following a change of recommendation, or by AT&T following a change of recommendation, and in each case the change of recommendation was in connection with an “intervening event” (as defined in the merger agreement).

If the merger agreement is terminated because the merger is not consummated by July 11, 2014 (the “Termination Date,” as it may be extended in certain circumstances to January 11, 2015) because there is an order of a governmental entity permanently preventing completion of the transaction or as a result of a breach by AT&T and AT&T’s breach materially contributed to the failure to receive regulatory approval, and, at the time of such termination, all regulatory approvals have not been received or the transaction has been enjoined, Leap, subject to certain exceptions, will have the option within 30 days of termination of the Merger Agreement to enter into a three-year LTE data roaming agreement with AT&T, which will provide coverage in certain of Leap’s markets not covered by Leap’s LTE network. If Leap enters into the roaming agreement, AT&T will then have the option within 30 days after entry into the roaming agreement to purchase certain of Leap’s spectrum assets. If AT&T does not exercise its right to purchase all of the specified spectrum assets, Leap can then within 60 days after expiration of AT&T’s option require AT&T to purchase all of the specified assets.

Q:           What can you tell us about your Net Operating Losses?

A:            Leap has amended its Tax Benefit Preservation Plan (the "Plan") to provide that the Plan will not be impacted by its recently-announced agreement to be acquired by AT&T. The Plan remains in place and continues to apply to acquisitions of Leap's common stock, other than the planned acquisition announced by AT&T on July 12.  As of March 31, 2013, Leap had federal and state net operating loss carryforwards of approximately $2.7B and $2.1B respectively.

                Pursuant to the Plan, if any person or group acquires 4.99 percent or more of Leap common stock, or if a person or group that already owns 4.99 percent or more of Leap common stock acquires additional shares then, subject to certain exceptions, Leap preferred stock purchase rights (i) would separate from the common stock, and (ii) would become exercisable for shares of Leap common stock having a market value equal to twice the exercise price of the stock purchase right. These actions would cause in significant dilution to the ownership interests of the acquiring person or group.

Q:           How will the sale of the 700 MHz license work?  How quickly do you expect a sale to occur?

A:            No details regarding the timeline or sale of the 700 MHz license are available at this time.  Pursuant to the terms of the form of CVR agreement, the Stockholders’ Representative has two years following the closing of the merger to enter into sale arrangements with respect to the spectrum license, which sale must close within three years following the closing of the merger.  Thereafter, AT&T will be responsible for marketing and selling the spectrum license.

Q:           Why is the 700 MHz License being handled separately from the other assets to be purchased by AT&T?

A.            As disclosed in the preliminary proxy statement filed with the SEC on July 30, 2013, AT&T did not wish to acquire the 700 MHz license as part of the merger.

Q:           How much did Leap pay for the 700 MHz license?

A.            As disclosed in the preliminary proxy statement filed with the SEC on July 30, 2013, Leap purchased the Chicago spectrum in August 2012 for $204 million.

Q:           What proceeds from the sale of the 700 MHz license will be distributable to holders of the contingent value rights?

A.            We have described the CVR in detail in our preliminary proxy statement, which contains a copy of the CVR agreement.  We urge you to read these documents carefully and in their entirety to understand how to determine the distributable proceeds.

Q:            Are the contingent value rights (CVRs) transferable?

A:            No, the contingent value rights are generally not transferable except (i) by operation of law, (ii) by will or intestacy (upon the death of the holder of the CVR), (iii) by instrument to an inter vivos or testamentary trust in which the CVRs are to be passed to beneficiaries upon the death of the trustee, (iv) pursuant to a court order, or (v) if the holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable.

Q:           Who is in charge of the appointment of the Stockholders’ Representative relative to the contingent value rights agreement?

A:            Details regarding the Stockholders’ Representative will be released when they become available.

Q:           Who will determine the fair market value of the 700 MHz spectrum license?

A:            The fair market value of the spectrum license may not be relevant to the amount that will be received.  Each holder of a CVR will be entitled to its pro rata share of the distributable proceeds received from the sale of the spectrum license, which may or may not reflect the fair market value at the time that the 700 MHz spectrum license is sold.

Q:           Is the 700 MHz spectrum license being marketed or will this wait for the merger to close?

A:            No details regarding the sale of the 700 MHz spectrum license are available at this time, but we do not currently expect to start the sales process prior to the completion of the merger.  Pursuant to the CVR agreement, which will be entered into at the completion of the merger, the Stockholders’ Representative will have discretion as to when to market and sell the license and has two years from the closing of the merger to enter into a sale arrangement for the license  (which sale must close within three years following the closing of the merger); thereafter, AT&T will be responsible for marketing and selling the license.

Q:           What will happen to PR Wireless, LLC and Flat Wireless LLC?

A.            Pursuant to the terms of the merger agreement, Leap is required to dispose of its equity interests in PR Wireless, LLC and Flat Wireless LLC prior to the closing of the merger.  The sales must be completed on commercially reasonable terms.

Important Additional Information

                This communication may be deemed to be solicitation material in respect of the proposed acquisition of Leap by AT&T. In connection with the proposed acquisition, Leap has filed a preliminary proxy statement and expects to file a definitive proxy statement on Schedule 14A with the SEC, and Leap and AT&T intend to file additional relevant materials with the SEC.  STOCKHOLDERS OF LEAP ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING LEAP’S DEFINITIVE PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain a copy of the preliminary proxy statement and other relevant documents free of charge at the SEC’s web site, http://www.sec.gov, and copies of the documents filed by Leap with the SEC will be available free of charge by directing a written request to Leap Wireless International, Inc., Attn: Corporate Secretary, 5887 Copley Drive, San Diego, California 92111.

Participants in Solicitation

                Leap and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Leap common stock in respect of the proposed transaction. Information regarding the interests of Leap’s directors and executive officers in the proxy solicitation are included in Leap’s preliminary proxy statement and will be included in Leap’s definitive proxy statement.

Forward-Looking Statements

                Statements about the expected timing, completion and effects of the proposed transaction and all other statements in this report and the exhibits furnished or filed herewith, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Leap may not be able to complete the proposed transaction on the terms described above or other acceptable terms or at all because of a number of factors, including (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (2) the failure to obtain stockholder approval or the failure to satisfy the closing conditions, (3) the failure to obtain the necessary regulatory approvals on conditions permissible under the merger agreement, (4) risks related to disruption of management’s attention from Leap’s ongoing business operations due to the transaction and (5) the effect of the announcement of the merger on the ability of Leap to retain customers and retain and hire key personnel and maintain relationships with its suppliers, operating results and business generally.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements represent Leap’s views as of the date on which such statements were made. Leap anticipates that subsequent events and developments may cause its views to change. However, although Leap may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Leap’s views as of any date subsequent to the date hereof. Additional factors that may affect the business or financial results of Leap are described in the risk factors included in Leap’s filings with the SEC, including Leap’s 2012 Annual Report on Form 10-K and later filed quarterly reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference.